EXHIBIT 99.1

Edesa Biotech Reports Fiscal Year 2025 Results

TORONTO, Dec. 12, 2025 (GLOBE NEWSWIRE) -- Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on developing host-directed therapeutics for immuno-inflammatory diseases, today reported financial results for the fiscal year ended September 30, 2025 and provided an update on its business.

During the year, the company initiated manufacturing activities for a Phase 2 study of Edesa’s dermatology drug candidate, EB06 (an anti-CXCL10 monoclonal antibody), in patients with moderate-to-severe nonsegmental vitiligo. Edesa anticipates that recruitment will begin by midyear 2026, subject to the completion of clinical-grade drug manufacturing and regulatory approvals. In its respiratory program, Edesa reported that a Phase 3 study of its monoclonal antibody, paridiprubart (EB05), met primary and secondary endpoints with statistical significance. Edesa is currently exploring development and commercialization partnerships for paridiprubart as well as expedited regulatory pathways that may be available in certain jurisdictions.

“Our strategy to advance a high-impact dermatology asset alongside a now-validated respiratory therapeutic is bearing fruit, and we believe Edesa is well positioned for our mission to deliver transformative therapies to patients with high unmet medical needs,” said Par Nijhawan, MD, Chief Executive Officer of Edesa. “With new momentum and data in hand, we are engaging with potential strategic and government partners to seek additional non-dilutive support and collaborative arrangements that advance our programs.”

Edesa's Chief Financial Officer Peter Weiler reported that financial results for the fiscal year reflected a ramp up in activities for the company’s vitiligo program as well as the completion and close-out of the Phase 3 clinical study of paridiprubart. “This year, we strengthened our balance sheet and extended our Canadian government funding agreement to support manufacturing and development for our respiratory program. Looking ahead, our priorities include executing the Phase 2 vitiligo study, advancing respiratory assets toward partnering and commercialization, expanding manufacturing capacity, and maintaining financial discipline,” he said.

Financial Results for the Fiscal Year Ended September 30, 2025

Total operating expenses increased by $0.9 million to $7.9 million for the year ended September 30, 2025 compared to $7.0 million for the prior year:

  Research and development expenses increased by $0.8 million to $3.7 million for the year ended September 30, 2025 compared to $2.9 million for the prior year primarily due to increased expenses for manufacturing-related activities and other preparations for a planned Phase 2 clinical study of EB06 in vitiligo patients, as well as increased external research expenses related to the completion of a Phase 3 study of paridiprubart (EB05) and drug supply costs for an ongoing U.S. government study of paridiprubart, partially offset by lower spend on other development programs.

  General and administrative expenses increased by $0.1 million to $4.2 million for the year ended September 30, 2025 compared to $4.1 million for the prior year primarily due to an increase in noncash share-based compensation, which was partially offset by a decrease in professional fees.

Total other income decreased by $0.1 million to $0.7 million for the year ended September 30, 2025 compared to $0.8 million for the prior year, primarily due to a decrease in interest income, which was partially offset by an increase in reimbursement funding from the Canadian government's Strategic Innovation Fund.

For the year ended September 30, 2025, Edesa reported a net loss of $7.2 million, or $1.27 per common share, compared to a net loss of $6.2 million, or $1.93 per common share, for the year ended September 30, 2024.

Working Capital

At September 30, 2025, Edesa had cash and cash equivalents of $10.8 million and working capital of $10.4 million. Subsequent to the fiscal year end, the company received $3.4 million in net proceeds, after deducting sales agent commissions, from common shares sold under an at-the-market offering program.

Calendar

Edesa management plans to participate in one-on-one meetings during JP Morgan week, which begins on January 12, 2026, in San Francisco, California. Attendees interested in meeting with management can request meetings by contacting Edesa at investors@edesabiotech.com.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company developing innovative ways to treat inflammatory and immune-related diseases. Its clinical pipeline is focused on two therapeutic areas: Medical Dermatology and Respiratory. In Medical Dermatology, Edesa is developing EB06, an anti-CXCL10 monoclonal antibody candidate, as a therapy for vitiligo, a common autoimmune disorder that causes skin to lose its color in patches. Its medical dermatology assets also include EB01 (1.0% daniluromer cream), a Phase 3-ready asset developed for use as a potential therapy for moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational skin condition. The company’s most advanced Respiratory drug candidate is paridiprubart, which is being developed as a potential treatment for Acute Respiratory Distress Syndrome, a life-threatening form of respiratory failure. The paridiprubart program has been the recipient of two funding awards from the Government of Canada to support the further development of this asset, and is currently being evaluated in a U.S. government-funded platform study. Edesa is also pursuing additional uses for paridiprubart in chronic respiratory diseases. Sign up for news alerts. Connect with us on X and LinkedIn.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: anticipated initiation of patient recruitment for a Phase 2 vitiligo study by midyear 2026, subject to manufacturing and regulatory approvals; efforts to pursue development and commercialization partnerships for paridiprubart; potential expedited regulatory pathways; strategic initiatives to secure non-dilutive funding and collaborative arrangements; ongoing priorities such as executing clinical studies, advancing respiratory assets toward partnering and commercialization, expanding manufacturing capacity, and maintaining financial discipline; and the company's timing and plans regarding its clinical studies in general. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact:
Gary Koppenjan
Edesa Biotech, Inc.
investors@edesabiotech.com

Consolidated Statements of Operations

	Years Ended
	September 30, 2025	September 30, 2024

Expenses:
Research and development	$3,668,738	$2,881,967
General and administrative	4,242,828	4,132,777

Loss from operations	(7,911,566)	(7,014,744)

Other Income (Loss):
Reimbursement grant income	783,894	698,277
Other income (loss)	(57,051)	147,222

Income tax expense	800	800

Net loss	(7,185,523)	(6,170,045)

Exchange differences on translation	76,842	(27,965)

Net comprehensive loss	$(7,108,681)	$(6,198,010)

Weighted average number of common shares	5,676,708	3,197,423

Loss per common share - basic and diluted	$(1.27)	$(1.93)

Consolidated Balance Sheets

	September 30, 2025	September 30, 2024

Assets:
Cash and cash equivalents	$10,792,172	$1,037,320
Other current assets	720,704	638,302
Non-current assets	2,017,642	2,138,360

Total Assets	$13,530,518	$3,813,982

Liabilities and shareholders' equity:
Current liabilities	$1,078,536	$1,832,827
Shareholders' equity	12,451,982	1,981,155

Total liabilities and shareholders' equity	$13,530,518	$3,813,982

Consolidated Statements of Cash Flows

	Years Ended
	September 30, 2025	September 30, 2024

Cash flows from operating activities:
Net loss	$(7,185,523)	$(6,170,045)
Adjustments for non-cash items	848,915	708,775
Change in working capital items	(985,654)	571,065

Net cash used in operating activities	(7,322,262)	(4,890,205)

Net cash provided by financing activities	17,030,898	592,031

Effect of exchange rate changes on cash and cash equivalents	46,216	(25,903)

Net change in cash and cash equivalents	9,754,852	(4,324,077)
Cash and cash equivalents, beginning of period	1,037,320	5,361,397

Cash and cash equivalents, end of period	$10,792,172	$1,037,320